Deloitte & Touche LLP                   Telephone: (202) 955-4000
1900 M Street NW                        Facsimile: (202) 955-4294
Washington, DC  20036-3658


May 18, 1999

Mr. Charles G. Johnson
President and Chief Executive Officer
Allstate Financial Corporation
2700 S. Quincy Street, Suite 540
Arlington, Virginia  22206

Dear Mr. Johnson:

This is to confirm that the client-auditor relationship between Allstate Financial Corporation (Commission File No. 0-17832) and Deloitte & Touche has ceased.

Yours truly,

/s/ Deloitte & Touche





cc:      Office of the Chief Accountant
         SECPS Letter File
         Securities and Exchange Commission
         Mail Stop 9-5
         450 5th Street, N.W.
         Washington, D.C.  20549

         Mr. Fred Jackson, Chief Financial Officer
         Mr. C. Scott Bartlett, Chairperson of the Audit Committee